Structured Asset Trust Unit Repackagings (SATURNS)
Series 2004-6 Trust
Receipt of Notice of Intent to Exercise Warrants in Full

CUSIP:   804111201 (A Units)
                804111AA0 (B Units)
Symbol:  HJL

FOR IMMEDIATE RELEASE:
May 10, 2013

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Goldman Sachs Capital I Capital Security Backed Series 2004-6 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “HJL”), announced today that it has received a Call Notice notifying the Trust of the intended exercise of 100% of the remaining outstanding Warrants representing the right to acquire a combined Unit Principal Balance of 40,000,000 Class A Units and the equivalent Notional Amount of Class B Units for settlement on May 28, 2013 (the “Intended Settlement Date”).  Under the terms of the Warrants, delivery of the notice does not give rise to an obligation on the part of the Warrantholder to pay the specified call price; and if by 4 p.m. New York time on the Business Day prior to the Intended Settlement Date the party exercising the Warrants has not paid the required call price, the Call Notice will be effectively rescinded, in which case settlement of the relevant Warrants would not occur and the Warrants would continue in effect and could be exercised on a subsequent date.  If settlement of the Warrants occurs pursuant to the Call Notice on the Intended Settlement Date, then Class A Unitholders will receive the par value plus accrued interest of each Class A Unit and Class B Unitholders will receive accrued interest plus the Class B Present Value Amount in relation to each Class B Unit, each in an amount to be determined in accordance with the Trust Agreement.  The Trust recently received Call Notices notifying the Trust of the intended exercise of other outstanding Warrants representing the right to acquire Class A Units and the equivalent Notional Amount of Class B Units for settlement on May 23, 2013 (the “Previous Call Notice”).  If settlement of the Warrants intended to be exercised under the Previous Call Notice does not occur, fewer than all outstanding Class A Units and Class B Units would be redeemed on the Intended Settlement Date.  In such case, Class A Unitholders and Class B Unitholders will be randomly selected for redemption.

Contact:

Thais Hayum – Vice President
U.S. Bank - Corporate Trust Services
P: +1-312-332-7489
F: +1-312-332-7992
E: thais.hayum@usbank.com